AMENDMENT TO THE
SERIES PORTFOLIOS TRUST
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 11th day of October, 2016, to the Custody Agreement, dated as of September 15, 2015, as amended (the “Agreement”), is entered into by and between SERIES PORTFOLIOS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Series Portfolios Trust:

Exhibit I, the Highmore Managed Volatility Fund is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SERIES PORTFOLIOS TRUST	U.S. BANK NATIONAL ASSOCIATION

By: /s/John J. Hedrick	By: /s/Michael L. Ceccato

Name: John J. Hedrick	Name: Michael L. Ceccato

Title: President	Title: Vice President

Exhibit I to the Series Portfolios Trust Custody Agreement
Name of Series
Highmore Managed Volatility Fund

Custody Services Fee Schedule at October, 2016

Annual Fee Based Upon Market Value Per Fund*
___ basis point on average daily market value of all long securities and cash held in the portfolio
Minimum annual fee per fund - $___
Plus portfolio transaction fees

Portfolio Transaction Fees
▪	$___ – Book entry DTC transaction, Federal Reserve transaction, principal paydown
▪	$___ – Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
▪	$___ – Option/SWAPS/future contract written, exercised or expired
▪	$___ – Mutual fund trade, Fed wire, margin variation Fed wire
▪	$___ – Physical security transaction
▪	$___ – Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges and extraordinary expenses based upon complexity.

Additional Services
▪	Additional fees apply for global servicing.
▪	Sub Advised Funds - $___ per custody account per year
▪	$___ – Segregated account per year
▪	No charge for the initial conversion free receipt.
▪	Overdrafts – charged to the account at prime interest rate plus 2 unless a line of credit is in place.

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

Advisor’s Signature below acknowledges approval of the domestic and global custody fee schedules on this Exhibit I.

Highmore Group Advisors, LLC

By: /s/Brian Altenburg

Printed Name and Title: Brian Altenburg, Managing Partner    Date: 10-21-16

Exhibit I (continued) to the Series Portfolios Trust Custody Agreement

Additional Global Sub-Custodial Services Annual Fee Schedule at October, 2016

Exhibit I (continued) to the Series Portfolios Trust Custody Agreement

Additional Global Sub-Custodial Services Annual Fee Schedule at October, 2016

Base Fee - A monthly base fee per account (fund) will apply based on the number of foreign securities held.
▪	1-25 foreign securities: $___
▪	26-50 foreign securities: $___
▪	Over 50 foreign securities: $___
▪
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Tax Reclamation Services: Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $___ per claim.

Miscellaneous Expenses
▪
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.